Exhibit 99.2

Carvana Announces Record Fourth Quarter and Full Year 2025 Results

Record Full Year Retail Units Sold of 596,641, up 43% YoY

Record Full Year Revenue of $20.3 billion, up 49% YoY

Record Full Year Net Income of $1.9 billion1, up more than $1 billion YoY

Record Full Year Adjusted EBITDA of $2.2 billion, up more than $850 million YoY

Expects Significant Growth in Retail Units Sold and Adjusted EBITDA2 in FY 2026 and Sequential Increase in Retail Units Sold and Adjusted EBITDA2 in Q1

PHOENIX – (Feb. 18, 2026) – Carvana (NYSE: CVNA), a leading e-commerce platform for buying and selling cars, today announced financial results for the full year and quarter ended December 31, 2025. Carvana’s complete fourth quarter and fiscal year 2025 financial results and management commentary are available in the company’s shareholder letter on the quarterly results page of its Investor Relations website.

"In 2025, Carvana grew 43% year-over-year, delivered record unit economics, and passed significant value back to customers through better selection, faster delivery times, and lower costs. Achieving all of this at once is rare and speaks to the powerful positive feedback our model generates as we grow. Carvana is still very small relative to our opportunity, but with 5 million cumulative customer transactions and counting, we are actively changing the way people buy and sell cars," said Ernie Garcia, Carvana founder and CEO. "We remain firmly on track to our goal of selling 3 million retail units a year at a 13.5% Adjusted EBITDA margin by 2030 to 2035."

Q4 and Full Year 2025 Highlights
In 2025, Carvana sold 596,641 retail units (+43% YoY) for a record total annual Revenue of $20.322 billion (+49% YoY) while reaching new profitability milestones, including:

•Full year record Net income of $1.895 billion1 and Net income margin of 9.3%
◦Net income included a net non-cash benefit of $621 million1
•Full year record Adjusted EBITDA of $2.237 billion and Adjusted EBITDA margin of 11.0%
•Full year record GAAP Operating Income of $1.881 billion and Operating margin of 9.3%

In Q4, Carvana sold 163,522 retail units (+43%) for a record total Q4 Revenue of $5.603 billion (+58%) while reaching new profitability milestones, including:

•Q4 record Net income of $951 million1 and Net income margin of 17.0%
◦Net income included a net non-cash benefit of $618 million1
•Q4 record Adjusted EBITDA of $511 million and Adjusted EBITDA margin of 9.1%
•Q4 record GAAP Operating Income of $424 million and Operating margin of 7.6%

1 Net income in FY 2025 was positively impacted by ~$685 million associated with the release of our valuation allowance against our deferred tax assets and recording of the full tax receivable agreement liability. Additionally, Net income for FY 2025 and Q4 2025 was negatively impacted by ~$64 and ~$67 million, respectively, associated with changes in the fair value of our warrants to acquire Root common stock.
2 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to forecast fair value changes or calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net income (loss).

Outlook
In 2025, Carvana focused on three key objectives: (i) significant growth in retail units and Adjusted EBITDA, (ii) fundamental gains in unit economics and customer experience, and (iii) developing foundational capabilities.

Carvana made significant progress in all three areas in 2025, highlighted by record units, industry-leading margins, multi-year high customer NPS, and expanded integrated reconditioning and digital auction capabilities.

In 2026, Carvana plans to maintain these priorities while placing additional weight on driving significant profitable growth at scale.

Looking forward, Carvana expects significant growth in both retail units sold and Adjusted EBITDA3 in full year 2026, including a sequential increase in both retail units sold and Adjusted EBITDA3 in Q1 2026, assuming the environment remains stable.

Conference Call Details

Carvana will host a conference call today, Feb. 18, 2026, at 5:30 p.m. ET (2:30 p.m. PT) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, February 25, 2026, by dialing (855) 669-9658 or (412) 317-0088 and entering passcode 3177941#.

Forward Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts, including expectations regarding our operational and efficiency initiatives and gains; our strategy, expected gross profit per unit; forecasted results, including forecasted Adjusted EBITDA and forecasted retail units sold; potential infrastructure capacity utilization; efficiency gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, trends or expectations regarding inventory, expected customer patterns and demand; expectations on anticipated timing of increased production output; potential benefits from and expectations regarding new technology, including the use of artificial intelligence; anticipated benefits of integrations, including relating to ADESA; our long-term financial goals; fiscal year 2026 budget items; unexpected macroeconomic conditions, including geopolitical, trade, and regulatory uncertainty and commodity prices; and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues (including with respect to the impact of tariffs on our business); our ability to utilize our available infrastructure capacity and realize the expected benefits therefrom, including increased margins and lower expenses; the benefits from our initiatives relating to ADESA; our ability to scale up our business; our ability to raise additional capital and our substantial indebtedness; our ability to effectively manage our rapid growth; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly and annual operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; the changes in prices of new and used vehicles; our ability to acquire and expeditiously sell desirable inventory; our ability to grow complementary product and service offerings; our use of artificial intelligence technology; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

3 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to forecast fair value changes or calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net income (loss).

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

To supplement the consolidated financial measures, which are prepared and presented in accordance with GAAP, we also refer to the following non-GAAP measures in this press release: Adjusted EBITDA and Adjusted EBITDA Margin.

Adjusted EBITDA is defined as net income plus (minus) income tax (benefit), interest expense, net, other expense (income), net, loss on debt extinguishment, other operating expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, and share-based compensation expense in cost of sales and SG&A expenses, minus revenue related to our warrants. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors.

	Three Months Ended December 31,		Years Ended December 31,
(dollars in millions)	2024	2025	2024	2025
Net income	$159	$951	$404	$1,895
Income tax benefit	(3)	(2,783)	(4)	(2,785)
Interest expense, net	148	98	651	505
Other expense (income), net	(50)	2,158	(73)	2,250
Loss on debt extinguishment	6	—	12	16
Operating income	$260	$424	$990	$1,881
Other operating expense, net	9	—	12	3
Depreciation and amortization expense in cost of sales	33	26	140	111
Depreciation and amortization expense in SG&A expenses	41	43	165	164
Share-based compensation expense in cost of sales	—	1	1	3
Share-based compensation expense in SG&A expenses	21	22	91	96
Warrant revenue	(5)	(5)	(21)	(21)
Adjusted EBITDA	$359	$511	$1,378	$2,237

Total revenues	$3,547	$5,603	$13,673	$20,322
Net income margin	4.5%	17.0%	3.0%	9.3%
Adjusted EBITDA margin	10.1%	9.1%	10.1%	11.0%

About Carvana (NYSE: CVNA)

Carvana’s mission is to change the way people buy and sell cars. Since launching in 2013, more than 4 million customers have chosen Carvana's leading automotive e-commerce experience to shop, sell, finance, and trade in vehicles entirely online, with the convenience of delivery or local pick up as soon as the same day. Carvana’s unique offering is powered by its passionate team, differentiated national infrastructure, and purpose-built technology.

For more information, please visit www.carvana.com.

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